Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 28 to File No. 33-79994; Amendment No. 30 to File No. 811-08560) of GAMCO International Growth Fund, Inc. of our report dated February 24, 2014, included in the 2013 annual report to shareholders.

/s/ Ernst & Young, LLP

New York, New York

April 29, 2014